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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is made as of the 8th day of May, 1998, by and between SANTI GROUP OF PENNSYLVANIA, INC., a Georgia corporation, or its nominee or designee (the "Purchaser") ELDREDGE WASTEWATER MANAGEMENT, INC., a Pennsylvania corporation (the "Seller"), and ROBERT ELDREDGE, CURTIS ELDREDGE and JOHN ELDREDGE (collectively, the "Seller Shareholders").


                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the collection and disposal of (i) wastewater from commercial, industrial and residential facilities related to food processing, preparation, ingestion, digestion and elimination, and (ii) municipal liquid and sludge wastes, excluding car wash pit and sump waste and pharmaceutical manufacturing and production ("Non-hazardous Liquid Waste"); and

         WHEREAS, the Seller owns certain contract rights, customer accounts, trucks, containers and other assets and is engaged in the collection and disposal of Non-hazardous Liquid Waste in the Lancaster, Montgomery, Bucks and Chester Counties, Pennsylvania, and Sussex and New Castle, Delaware areas, including but not limited to, under the name "Eldredge Wastewater Management" (the "Business"); and

         WHEREAS, this Agreement contemplates a transaction in which the Purchaser will purchase substantially all of the assets of the Seller used in the Business and assume certain of the liabilities of the Seller in return for payment of the Purchase Price (as defined below);

         NOW, THEREFORE, in consideration of the premises, mutual representations, warranties, covenants and promises made in this Agreement, and subject to the conditions contained in this Agreement, the parties agree as follows:

1. PURCHASE AND SALE OF ASSETS; CLOSING.

         1.1 PURCHASED ASSETS. Upon the execution of this Agreement and effective as of 12:01 a.m. on the Closing Date (the "Time of Closing"), the Seller agrees to sell, transfer, assign and deliver to the Purchaser, free and clear of all liens, claims and encumbrances (except those which the Purchaser has expressly agreed to assume in Section 1.3(c) hereof) the following assets (the "Purchased Assets"):

     (a) the machinery, equipment, vehicles and other operating assets owned by the Seller identified on Schedule 1.1(a) to this Agreement (the "Operating Assets");

     (b) Seller's right, title and interest in the customer accounts, customer accounts contracts, service agreements, purchase orders and other rights to provide services to the customers of Seller (collectively the "Customer Accounts"), other than those customer accounts, rights, or contracts identified on Schedule 1.2 to this Agreement;




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     (c) operating data (in both hard copy and computer format if available)
relevant to the Customer Accounts, including credit and accounting records for the preceding twelve month period, customer contacts, phone numbers and addresses, to the extent available (the "Operating Data");

     (d) leaseholds and improvements, fixtures and fittings thereon, all of which are identified on Schedule 1.1(d) to this Agreement;

     (e) files, correspondence, records, and related proprietary information and other property that is necessary, helpful or related to providing the services related to the Business;

     (f) intellectual property (including, but not limited to, the name "Eldredge Wastewater Management"), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto;

     (g) notes receivable (other than accounts receivable), claims, deposits, prepayments, refunds, causes of action, rights of recovery and/or setoff;

     (h) securities;

     (i) franchises, approvals, permits, licenses (including radio transmitter licenses), registrations, certificates, variances and similar rights obtained from any government or agency thereof;

     (j) the Seller's servicemarks, trademarks and logos; and

     (k) telephone numbers and yellow page advertisings used in the Business.

         1.2 EXCLUDED ASSETS. Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets of the Seller (collectively, the "Excluded Assets"):

         (a) any corporate minute books, stock records and other records of the Seller;

         (b) all receivables of the Seller with respect to services rendered by the Seller prior to the Time of Closing; and

         (c) any assets of the Seller specifically set forth on Schedule 1.2 to this Agreement, including but not limited to those customer accounts, rights or contracts set forth on Schedule 1.2..

         1.3 PURCHASE PRICE; ALLOCATION; PAYMENT. (a) As consideration for the Purchased Assets and that certain Nondisclosure, Noncompetition and Nonsolicitation Agreement to be entered into by the Purchaser, the Seller and the Seller Shareholders (the "Nondisclosure Agreement"), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement to pay, issue and deliver to the Seller the following (collectively, the "Purchase Price"): (i) cash in the amount of $2,400,000, payable by wire transfer or delivery of other immediately available funds, (ii) 100,000 shares of the common stock of SanTi Group, Inc., a Delaware corporation (the "SanTi Stock"), and
(iii) documentation effecting the assumption of the Assumed Liabilities (as defined below). The Purchaser will contemporaneously at Closing tender to the Seller all of the cash portion of the Purchaser Price, less the sum of the amount(s) set forth on Schedule 1.3(a) that is required to be paid to the third parties set forth on Schedule 1.3(a) of this Agreement in order to remove liens and encumbrances affecting certain of the Purchased Assets immediately prior to


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the Closing. The Seller acknowledges and agrees that the Purchaser is retaining
$360,000 from the cash due at Closing and 15,000 shares of SanTi Stock (the "Security Deposit") to be held pursuant to the provisions of Article 5 of this Agreement and that certain Escrow Agreement of even date herewith between the Purchaser, the Seller and the Seller Shareholders (the "Escrow Agreement"). At Closing, the Purchaser shall cause the cash portion of the Security Deposit to be deposited with the escrow agent pursuant to the terms of the Escrow Agreement. The Purchaser may, at its election, cause that portion of the Security Deposit which is SanTi Stock to not be issued by SanTi Group, Inc. until the time that such SanTi Stock is due under this Agreement.

         (b) The parties agree that the Purchase Price shall be allocated consistent with the Internal Revenue Code of 1986, as amended, and in accordance with the allocation schedule to be agreed upon by the parties at or before the Closing.

         (c) On and subject to the terms and conditions of this Agreement, and effective as of the Closing, the Purchaser shall assume and become responsible for all of the liabilities of the Seller set forth on Schedule 1.3(c) of this Agreement (the "Assumed Liabilities"). Except for the Assumed Liabilities, nothing in this Agreement or any other document entered into on the Closing Date shall in any way obligate the Purchaser in any way for any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) obligation, charges or tax of the Seller, any of its subsidiaries, affiliates or related entities, or shareholders, officers, directors, agents, or employees of the Seller.

         (d) Notwithstanding anything contained herein to the contrary, Purchaser shall have no responsibility whatsoever with respect to the following liabilities, contracts, commitments, and other obligations of the Seller (collectively, the "Excluded Liabilities"):

                  (i) any obligations or liabilities of the Seller arising under this Agreement;

                  (ii) any obligation of the Seller for federal, state or local income tax liability (including interest and penalties) arising from the operations of the Seller up to the Closing Date or arising out of the sale by the Seller of the Purchased Assets pursuant to the terms of this Agreement;

                  (iii) any obligation of the Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant to the terms of this Agreement; or

                  (iv) any other liability or obligation of the Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant to this Agreement.

         1.4 TIME AND PLACE OF THE CLOSING. The Closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of the Purchaser at 10:00 a.m. local time, on May 8, 1998 (the "Closing Date"), or at such other time and/or place as mutually agreed upon by the parties.

         1.5 PROCEDURE AT THE CLOSING. At the Closing, the parties will take the following actions and the completion of each action shall be a further condition to the Closing:

         (a) the Seller shall deliver to the Purchaser, in form reasonably satisfactory to the Purchaser, such deeds, bills of sale, endorsements, assignments, receipts and other instruments, as shall be sufficient to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances, except as otherwise permitted by this Agreement;


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         (b) the Purchaser shall deliver to the Seller the Purchase Price in accordance with the provisions of Section 1.3(a) above; and

         (c) each party shall deliver to the other party such other documents, certificates and other instruments as may be contemplated by this Agreement or necessary to accomplish the transaction contemplated by this Agreement.

         1.6 USE OF NAME. Following the Closing Date, the Seller shall not use or give permission to any other person or entity to use the name "Eldredge Wastewater Management" or any substantially similar name in connection with any business or enterprise. Notwithstanding the foregoing, the Seller may continue to use the names "Eldredge, Inc.", "The Eldredge Companies, Inc." and "Eldredge Equipment Services, Inc."

         1.7 CONFIDENTIALITY. The Seller and each Seller Shareholder agree that for a period of five (5) years after the Closing Date, none of them nor any other person connected with any of them shall at any time divulge, and each of them shall cause their respective agents, employees and Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) not to divulge the existence and terms of negotiations resulting in this Agreement, the terms and conditions of this Agreement and the financing arrangements of the Purchaser and its Affiliates, except as required by applicable federal, state or local statutes pursuant to subpoena or court order, or as required to enforce their respective rights under this Agreement.

         1.8 TELEPHONE REFERRALS. From and after the Closing Date, the Seller shall refer, and cause its agents to refer, all telephone calls to it or them pertaining to the Business.

         1.9 DISPOSAL AGREEMENT. At Closing, the Purchaser will enter into a five year disposal agreement with Eldredge, Inc. whereby the Purchaser agrees to deliver or cause to be delivered to the processing facility owned by Eldredge, Inc. located at 896 and 898 Fern Hill Road, West Chester, Pennsylvania any hydrocarbon/petroleum contaminated material (such as soil, water or debris) that is collected by the Purchaser or any Affiliate (as defined below) within a 100 mile radius of such facility. The terms and conditions of this disposal agreement will be as mutually agreed upon by the parties.

         1.10 LEASE. At Closing, the Purchaser shall enter into a lease with Eldredge Associates for that certain real property located at 896 Fern Hill Road, West Chester, Pennsylvania and 898 Fern Hill Road, West Chester, Pennsylvania. This lease will have a term of one year with annual renewal of one year and a total term not to exceed ten years. The monthly rental under this lease will be $7,600. The terms and conditions of this lease will be as mutually agreed upon by the parties.

         1.11 EMPLOYMENT AGREEMENTS. At Closing, the Purchaser will enter into employment agreements with Curtis Eldredge and John Eldredge, the terms of conditions of which will be mutually agreed upon by the parties.

         1.12 ESCROW AGREEMENT. At Closing, the Purchaser, the Seller and the Seller Shareholders will enter into the Escrow Agreement, the terms and conditions of which will be mutually agreed upon by the parties.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller and each of the Seller Shareholders jointly and severally represent and warrant to the Purchaser the following, which representations and warranties shall be reaffirmed as of the Closing Date:

         2.1 ORGANIZATION; POWER AND AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. The Seller is duly authorized to conduct business and the Business, and is in good standing, under the laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority (a) to own or lease its properties and carry on its business as it is now being conducted, (b) to enter into this Agreement and to sell, convey, assign, transfer and deliver the Purchased Assets to the


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Purchaser as provided herein, and (c) to carry out the other transactions and agreement contemplated by this Agreement. If any Seller Shareholder is an entity other than a natural person, such Seller Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation and organization. Each of the Seller Shareholders has full power and authority (including, if any Seller Shareholder is a corporation or other entity, full corporate or other entity power and authority) to execute and deliver this Agreement and perform such Seller Shareholder's obligations hereunder.

         2.2 OWNERSHIP OF THE PURCHASED ASSETS. (a) The Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all title defect, liens, claims or other encumbrances of any kind or character, except for liens for current taxes, assessments and governmental charges not yet due and payable.

         (b) The Seller has paid all applicable taxes that are due and payable with respect to the Purchased Assets.

         2.3 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller and each Seller Shareholder, enforceable in accordance with its terms. Except as set forth on Schedule 2.3 to this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the Seller's (or to the extent applicable, any Seller Shareholder's) articles of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller or any Seller Shareholder; or (b) result in any breach of or default under any mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Seller, a Seller Shareholder or the Purchased Assets.

         2.4 LITIGATION. Except as set forth on Schedule 2.4 to this Agreement, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Purchased Assets. There are no orders, decrees, judgments or stipulations currently in effect issued by any local, state or federal judicial authority in any proceeding relating to the Purchased Assets to which the Seller is or was a party or by which the Seller is bound.

         2.5 COMPLIANCE WITH LAWS. (a) The Seller has operated the Purchased Assets legally and in substantial compliance with all applicable laws, regulations, permits, franchises, licenses and orders. Without limiting the generality of the foregoing, in the conduct of the business with respect to the Purchased Assets, to Seller's knowledge, neither the Seller nor any Subsidiary (as defined in Section 2.7 below) has transported, stored, treated or disposed of any quantities of waste to or at any location other than a site lawfully permitted to receive such waste for such purposes; nor has the Seller or any Subsidiary performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in material liability for contamination of the environment.

         (b) With respect to the conduct of the Business, the Seller has not received any notification of any past or present failure by the Seller or any Subsidiary to comply in any material respect with any laws, regulations, permits, franchises, licenses or orders applicable to the Purchased Assets. Except as set forth on Schedule 2.5(b), with respect to the Purchased Assets, the Seller has not received any notification (including requests for information directed to the Seller) from any governmental agency asserting that the Seller or any Subsidiary is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or any other similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.


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         (c) Each of the Seller, its Subsidiaries, affiliates, related entities and predecessors has complied with all applicable laws, of federal, state, local, and foreign governments (and all agencies thereof) and no action suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

         (d) None of the Seller Shareholders and the directors, officers and management employees of the Seller has any knowledge of any basis (existing prior to the Closing) which could result in (i) any failure of the Purchaser (based upon its acquisition of the Business) to comply after the Closing with any and all applicable laws of federal, state, local and foreign governments (and all agencies thereof), or any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice being filed or commenced after the Closing against the Purchaser or any of its Affiliates alleging any failure to so comply.

         2.6 SELLER SHARES. Each Seller Shareholder holds of record the number of shares of issued and outstanding capital stock of the Seller set forth next to such Seller Shareholder's name shown on Schedule 2.6 to this Agreement.

         2.7 SUBSIDIARIES. Any corporation with respect to which the Seller owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") is shown on Schedule 2.7 to this Agreement. Each such entity is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each such entity has full corporate power and authority to own or lease its properties and carry on its business as it is now being conducted. The Seller holds of record and owns beneficially all of the outstanding shares of the capital stock of such entity. Except as shown on Schedule 2.7 to this Agreement, none of the Seller and its Subsidiaries has any direct or indirect equity participation in any corporation, partnership, trust or other business association that is not a Subsidiary of the Seller.

         2.8 EMPLOYMENT TAXES. Proper amounts have been withheld by the Seller for the employees set forth on Schedule 2.9 to this Agreement in compliance with applicable laws. Proper applicable tax returns have been filed for which returns were due for employee income tax withholding, social security and unemployment taxes with respect to the employees set forth in Schedule 2.9.

         2.9 EMPLOYEE MATTERS. (a) Set forth on Schedule 2.9 is a true, complete and accurate list of the name, present position, starting date of employment and rate of compensation of each of the employees directly involved with the business represented by the Purchased Assets immediately prior to the Closing. All such employees or any independent contractors servicing the Purchased Assets will be available for employment by the Purchaser after the Closing Date.

         (b) Except as may be set forth on Schedule 2.9(b) of this Agreement, the Seller is not a party to or bound by any employment agreement with any employee or any collective bargaining agreement or any other agreement with any labor union.

         (c) Set forth on Schedule 2.9(c) is a complete list of (i) all pension and employee benefit plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Seller and (ii) all other benefit programs available to the Seller's employees (collectively, the "Plans"). Such plans comply in form and in operation with the applicable ERISA requirements, except where the failure to comply would not have a material adverse effect on the financial condition of the business with respect to the Purchased Assets. All contributions that are due have been paid to such Plans. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such


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Plans (other than routine claims for benefits) is pending, except where such action, suit, proceeding, hearing or investigation would not have a material adverse effect on the financial condition of the business with respect to the Purchased Assets.

         2.10 CONDUCT OF BUSINESS. Since April 8, 1998, the Seller (i) has conducted the business and operations with respect to the Purchased Assets in substantially the same manner in which the same have traditionally conducted, and (ii) there has been no material adverse change in the Purchased Assets.

         2.11 NET WORTH. The Seller is not, and immediately after the consummation of the transaction contemplated hereunder will not be, "insolvent" within the meaning of the United States Bankruptcy Code as in effect as of the Closing Date. The assets of the Seller are not, and immediately following the Closing will not be unreasonably small in relation to the business in which the Seller is engaged. The Seller does not intend to, or believe that it will, incur debts beyond its ability to pay such debts as they mature.

         2.12 FINANCIAL STATEMENTS. Attached hereto as Schedule 2.12 are the following financial statements (collectively, the "Financial Statements"): (i) compilation report of income and expenses and balance sheet as of and for the fiscal years ended December 31, 1995, December 31, 1996 for the Seller and all its Subsidiaries; (ii) internally prepared reports of income and expenses and balance sheet as of and for the period ending December 31, 1997 (the "Most Recent Fiscal Year End") for the Seller and all its Subsidiaries; and (iii) internally prepared reports of income and expenses and balance sheet as of and for the three month period ending March 31. 1998 (the "Most Recent Fiscal Month End") for the Seller and all of its Subsidiaries. The Financial Statements present fairly the financial condition of the Seller and its Subsidiaries as of such dates and the results of the operations of the Seller and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

         2.13 EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END. Since the Most Recent Fiscal Month End, there has not been any adverse change in the Business or the business, financial condition, operations or results of operations of the Seller.

         2.14 UNDISCLOSED LIABILITIES. Neither the Seller nor any of its Subsidiaries has any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) obligation, charge or tax, and there is no basis for any present or, to the best knowledge of the Seller and the Seller Shareholders, future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them which would give rise to a liability, obligation, charge or claim except for those liabilities, obligations, charges, taxes or claims (i) shown on the Financial Statements; and
(ii) which have arisen after the Most Recent Fiscal Month End in the ordinary course of business of the Seller (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         2.15 TAX MATTERS. Each of the Seller and its Subsidiaries has filed all federal and state tax returns that it is required to file and all taxes due have been paid in full. All such tax returns were correct and complete in all respects. No Seller Shareholder or director, officer or employee responsible for tax matters of the Seller expects any authority to assess the Seller or any of its Subsidiaries any additional taxes for any period for which tax returns have been filed.

         2.16 REAL PROPERTY. Schedule 2.16 of this Agreement lists and briefly describes all real property owned, leased or subleased by the Seller or any of its Subsidiaries and used by the Seller in the Business. As to any property leased or subleased, Schedule 2.16 of this Agreement shows the current lessor or sublessor, the term of the lease or sublease, the rental and other charges due under the lease or sublease. As to any property owned by the Seller, the Seller represents and warrants that (i) the identified owner has good and marketable title to such property, free and clear of any lien or encumbrance; (ii) there are no easements, covenants or other restrictions affecting such property that impair the current use, occupancy, value or marketability of such property;
(iii) all facilities and improvements thereon have received all approvals and authorizations required; and (iv) there is no person or entity in possession of such property


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or who has any right or claim of possession or use for such property. The Seller has delivered to the Purchaser true and correct copies of each of the leases and subleases shown on Schedule 2.16 to this Agreement.

         2.17 TANGIBLE ASSETS. The Seller and its subsidiaries, affiliates and related entities own or lease all buildings, machinery equipment, other tangible assets, permits, licenses and agreements necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Except as set forth on Schedule 2.17 to this Agreement, each such tangible asset is in good operating condition and repair.

         2.18 CONTRACTS. (a) Schedule 2.18 of this Agreement is an accurate and complete list of each agreement, contract or commitment to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound and which is either (i) material to the operation of the Business, or (ii) cannot be terminated without liability on 30 days notice or less. The Seller has delivered true and accurate copies of each of the items shown on Schedule 2.18 of this Agreement.

         (b) Neither the Seller nor any party thereto or bound thereby is in default under any of the contracts, agreements or instruments comprising
Schedule 2.18, and, to the best knowledge of the Seller and the Seller Shareholders, no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. The Seller is not a party to, nor is it or any of its property bound by, any other agreement or instrument which is material to the continued conduct of the Business as now being conducted or with respect to which a default might materially and adversely affect its properties, business or financial condition. With the exception of the consents necessary for assignment of the agreements listed on Schedule 2.3 to this Agreement, the contracts, agreements and instruments comprising Schedule 2.18 confer on the Seller all rights necessary to enable it to conduct the Business now being conducted.

         (c) With respect to all contract, agreements and instruments comprising
Schedule 2.18:

                  (i) each is in full force and effect and legally binding upon the parties thereto; and

                  (ii) with the exception of the consents necessary for assignment of the agreements listed on Schedule 2.3, the Seller has not released any of its rights thereunder nor will any other party bound thereby be released from its obligations nor will any obligations of any party be affected as the result of the transfer contemplated hereby nor will the consent of any other party to any of the above be required with respect to the transfer contemplated hereby.

         2.19 INSURANCE. Schedule 2.19 to this Agreement lists all current policies of liability, property damage, fire, workers' compensation/liability, title or other forms of insurance related to the Business which are owned or carried at any time by the Seller and insurance agents and/or brokers providing such insurance coverage and of all performance bonds and letters of credit securing any obligations of the Seller at any time maintained by the Seller in the conduct of its business.

         2.20 SERVICE WARRANTIES. Each service provided by the Seller or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as otherwise shown on
Schedule 2.20 to this Agreement, no service provided or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 2.20 includes copies of the standard terms and conditions of sale for the Seller (containing applicable guaranty, warranty and indemnity provisions).

         2.21 BUSINESS RELATIONSHIPS. Other than the Business conducted by the Seller and/or the Seller Shareholders as of the Closing through Eldredge, Inc., none of the Seller or its Subsidiaries, or the Seller Shareholders owns or has an interest in any person or entity (other than the Seller) in the Business.


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         2.22 INVESTMENT. The Seller and each of the Seller Shareholders (i)
understands that the SanTi Stock has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) understands that the Seller is acquiring the SanTi Stock solely for its own account for investment purpose, and not with a view to the distribution thereof,
(iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Purchaser and SanTi and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the SanTi Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the SanTi Stock, and (vi) is an Accredited Investor (as such term is defined in Regulation D promulgated under the Securities Act) for the reasons set forth in Schedule 2.22 to this Agreement.

         2.23 REVENUE. (a) The average monthly gross revenue of the Seller for the Customer Accounts for the calendar months of January through December 1997 derived solely from servicing the Customer Accounts is $333,333.33. Schedule
2.23 to this Agreement contains a listing of all of the Customer Accounts and the gross monthly revenues of such Customer Accounts for the calendar months of January through December 1997. Unless otherwise noted on Schedule 2.23(a), all of the Customer Accounts remain currently active, there has not been a material decline in the aggregate monthly billing level of such Customer Accounts over the 12 calendar month period immediately preceding the Closing Date, all such Customer Accounts are paid currently, and during the 12 calendar month period immediately preceding the Closing Date, the Seller has not lost any customer that individually generated more than ten percent (10%) of the Seller's gross revenues in the Seller's Most Recent Fiscal Year End.

         (b) The Seller and Seller Shareholders further represent and warrant that during the 365 day period immediately following the Closing (the "Performance Period"), the average monthly gross revenues generated by the Business from the Purchased Assets will not be less than $333,333.33 (the "Revenue Guaranty"). To the extent that the average monthly gross revenues generated by the Business from the Purchased Assets are less than $333,333.33, the parties agree that the Purchaser shall be deemed to have suffered a loss in an amount equal to the product of said deficiency and the factor of 13.35 and that the Purchaser shall be entitled to indemnity from the Seller in the amount of such loss or to offset the amount of such loss against the Security Deposit pursuant to the provisions of Article 5 of this Agreement. By way of example, should the gross revenues for the Customer Accounts for the twelve month period immediately following the Closing be $3,900,000 (that is, average monthly gross revenues of $325,000), the Purchaser shall be deemed to have suffered a loss of $111,249.96.

         (c) In the event that the Purchaser removes and permanently reassigns more than twenty percent (20%) of the Operating Assets to another location during the Performance Period (a "Reassignment"), then the gross revenues generated by the Business shall be examined at that time for purposes of determining whether the Revenue Guaranty has been met and if the Purchaser shall have suffered a loss pursuant to the terms of subsection (b) above. By way of example, should a Reassignment occur at the end of the fifth (5th) month of the Performance Period and the gross revenues generated by the Business from the Purchased Assets for such five month period were $1,600,000 (that is, average monthly gross revenues for such five month period of $320,000), the Purchaser shall be deemed to have suffered a loss of $177,999.96 ($333,333.33 - $320,000.00 = $13,333.33 x 13.35 =$177,999.96).

         2.24 POSSESSION OF FRANCHISES, LICENSES, ETC. The Seller possesses, free from any burdensome restriction, all franchises, certificates, licenses, permits, clearances, consents and other authorizations from governmental political subdivisions or regulatory authorities that are necessary for (i) the continued ownership, maintenance and operation of the Business and the other businesses conduced by the Seller, as currently being operated and conducted,
(ii) the continued operation, use and ownership of the Purchased Assets, as currently being operated and used, and (iii) the servicing of the Customer Accounts, as currently being serviced (collectively, the "Permits"). Schedule
2.24 to this Agreement sets forth all of the Permits and for each Permit accurately describes the expiration and/or renewal date thereof. No violation of any of the Permits has occurred and the Seller has complied with all applicable covenants and conditions of each of the Permits. There is no action, proceeding, permit revocation, permit amendment, writ, injunction, claim or investigation pending or threatened, concerning or relating to any of the Permits.

         2.25 DISCLOSURE. The representations and warranties contained in this
Article 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 2 not misleading.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents to the Seller the following, which representations and warranties shall be reaffirmed as of the Closing Date:

         3.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         3.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the Purchaser's articles of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (b) result in any breach of or default under any mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Purchaser.

         3.3 DISCLOSURE. The representations and warranties contained in this
Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

4. INDEMNIFICATION.

         4.1 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE PURCHASER. From and after the Closing Date, the Seller and the Seller Shareholders, jointly and severally, agree to defend, indemnify and hold the Purchaser, its shareholders, officers, directors, employees, counsel, agents, Affiliates and assigns (collectively, the "Purchaser Indemnities") harmless from and against all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including attorneys' fees and court costs) incurred or suffered by any of the Purchaser Indemnities as a result of or in connection with: (a) any inaccurate representation or warranty made by the Seller in or pursuant to this Agreement, or in or pursuant to any other agreement made by the Seller and/or any of the Seller Shareholders in connection with the transaction contemplated by this Agreement (including but not limited to the Nondisclosure Agreement; collectively, the "Related Agreements"); (b) any breach of or default in the performance of any of the covenants or agreements made by the Seller or any Seller Shareholder in this Agreement or any of the Related Agreements; (c) any failure of the Seller to pay, discharge or perform any of the Excluded Liabilities, or any asserted liability resulting from any dispute or claim against the Purchaser concerning any of the Excluded Liabilities; (d) any claim resulting or caused proximately by any liability of the Seller that becomes a liability of the Purchaser under any bulk sales law of the Commonwealth of Pennsylvania.

         4.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SELLER. From and after the Closing Date, the Purchaser agrees to defend, indemnify and hold the Seller, its shareholders, officers, directors, employees, counsel, agents, Affiliates and assigns (collectively, the "Seller Indemnities") harmless from and against all indemnifiable damages of the Seller. For this purpose, "indemnifiable damages" means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including attorneys' fees and court costs) incurred or suffered by any of the Seller Indemnities as a result of or in connection with (a) any inaccurate representation or warranty by the Purchaser in or pursuant to this Agreement or in or pursuant to any Related Agreement; (b) any breach of or default in the performance of any of the covenants or agreements made by the Purchaser in this Agreement or any Related Agreement; or (c) any failure of the Purchaser to pay, discharge or perform any of the Assumed Liabilities, or any asserted liability resulting from any dispute or claim against the Seller or any Seller Shareholder concerning any of the Assumed Liabilities;

         4.3 MATTERS INVOLVING THIRD PARTIES. (a) If any third party shall notify any person or entity that is entitled to seek indemnification pursuant to either Section 4.1 or 4.2 of this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this
Article 4, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

         (b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

         (c) Unless and until the Indemnifying party assumes the defense of the Third Party Claim as provided in subsection (b) above, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

         (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party not to be withheld unreasonably.

         4.4 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification provisions in this Article 4 are the sole remedies available to the parties for claims for money damages arising under this Agreement. Nothing contained herein shall prevent a party from pursuing any statutory, equitable or common law remedy (other than a claim for money damages) any party may have for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party to this Agreement, including without limitation, the right to offset, seek specific performance or rescission, none of which rights or remedies shall be adversely affected or diminished hereby.

         4.5 LIMITATIONS. Except for claims of the Purchaser pursuant to Section 2.23, neither the Purchaser Indemnities nor the Seller Indemnities shall make any claim for indemnification from the other until the aggregate combined indemnifiable damages of the Purchaser Indemnities or the Seller Indemnities, as the case may be, shall exceed the sum of $50,000, whereupon the Purchaser Indemnities or the Seller Indemnities, as the case may be, shall be entitled to indemnification hereunder for all indemnifiable damages over $50,000 up to a maximum of $2,400,000. Claims made by the Purchaser pursuant to Section 2.23 shall be subject not be subject to the minimum of $50,000 but will be subject to the maximum of $800,000.

5. SECURITY DEPOSIT.

         5.1 OFFSET AGAINST SECURITY DEPOSIT. The Purchaser may claim an offset against the Security Deposit (described in Section 1.3 above) for any loss, cost or expense for which the Seller may be responsible under this Agreement, whether or not indemnified as described in Article 4 of this Agreement, subject, however, to the following terms and conditions:

         (a) the Purchaser shall give written notice, in accordance with the terms of this Agreement, to the Seller of any claimed breach of any such representation or warranty made or obligation incurred, or failure to meet the revenue guaranty set forth in Section 2.23 of this Agreement, which notice shall set forth the amount of loss, damage, cost or expense that the Purchaser claims to have sustained by reason thereof (a "Claim Notice"), with a copy of such Claim Notice being sent to the escrow agent pursuant to the terms of the Escrow Agreement);

         (b) unless otherwise agreed in writing by the parties, setoff shall be effected on the date of the Claim Notice and setoff shall be charged against the Security Deposit;

         (c) if such claim is contested, the Seller shall notify the Purchaser (with a copy of such notice being sent by the Seller to the escrow agent pursuant to the terms of the Escrow Agreement) in writing within ten days of the Claim Notice (the "Notice of Contest") of an intention to dispute the claim. If such dispute is not resolved within thirty days after Notice of Contest is given (the "Resolution Period"), then such dispute shall be resolved as set forth in
Section 5.5 of this Agreement.

         5.2 INSUFFICIENCY OF SECURITY DEPOSIT. Subject to Section 4.5 of this Agreement, should the Security Deposit be insufficient to pay in full the amount of any claim made by the Purchaser pursuant to the terms of this Agreement, then Purchaser may setoff the amount of such claim against any and all amounts currently due and payable, but unpaid, to any of the Seller Shareholders under any and all employment and/or consulting agreements entered into between the Purchaser and any of the Seller Shareholders on or about the Closing Date, or proceed against any and all other assets of the Seller and/or any of the Seller Shareholders.

         5.3 DELIVERY OF REMAINING SECURITY DEPOSIT. If there is no pending Claim Notice on the date that is thirteen (13) months after the Closing Date, then the balance of the Security Deposit shall be delivered to the Seller. Should there be a pending Claim Notice at such time, then an amount not to exceed the amount of the pending claim shall continue to be held pursuant to the terms of the Escrow Agreement until resolution of such pending Claim Notice. Upon resolution of such pending Claim Notice, the balance, if any, of the Security Deposit shall be delivered to the Seller, including, without limitation, all accrued interest with respect to the Security Deposit in accordance with the provisions of the Escrow Agreement.

         5.4 ALLOCATION OF CLAIMS AGAINST THE SECURITY DEPOSIT. Any setoff against the Security Deposit shall be 49% against the cash portion of the Security Deposit and 51% against the SanTi Stock portion of the Security Deposit. In determining the offset against the SanTi Stock, the parties acknowledge and agree that the SanTi Stock shall be valued at the fair market value of such SanTi Stock at the time of resolution of the Claim Notice. For purposes of this Section 5.4, "fair market value" shall be determined by taking the twenty day average of the closing prices of the SanTi Stock.

         5.5 ARBITRATION OF CLAIMS. (a) Any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, which the parties are unable to resolve themselves in the manner set forth in Section 5.1(c) shall be submitted to and resolved by arbitration as herein provided. Either the Purchaser or the Seller may request the American Arbitration Association ("AAA") to designate one arbitrator, who shall be qualified as an arbitrator under the standards of the AAA and who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters.

         (b) The arbitrator shall consider the dispute at issue in metropolitan Philadelphia, Pennsylvania area at a mutually agreed upon time within sixty (60) days (or such longer period as may be acceptable to the parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by either the Purchaser or the Seller, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the parties to this Agreement) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the parties hereto agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have final decision from the arbitrator within one hundred twenty (120) days from the date of the selection of the arbitrator. The parties agree that any such award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator.

         (c) The parties agree to share the cost of all fees, costs and expenses incurred with respect to the arbitration; provided, however, that each party shall be responsible for all costs it incurs with respect to the preparation of its arbitration case (including attorneys' fees and expenses).

6. MISCELLANEOUS.

         6.1 TAXES. The Seller shall pay all federal, state and local income, sales, use, transfer, documentary, stamp and other taxes, if, any, imposed on the Seller and due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether such taxes are imposed by law on the Seller.

         6.2 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States registered or certified mail, return receipt requested, first class prepaid and properly addressed, or (iii) sent by national overnight courier service to the parties or their permitted assigns at the address set forth opposite the parties' signatures to this Agreement. All notices, requests, instructions or documents given to any party in accordance with this Section 6.2 shall be deemed to have been given (i) on the date of receipt if delivered by hand or overnight courier service, or (ii) on the date five (5) days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed. Any party may change its address specified for notices by designating a new address in accordance with this Section 6.2.

         6.3 ENTIRE AGREEMENT. All Schedules and Exhibits referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, writings and agreements relating to the subject matter of this Agreement.

         6.4 MODIFICATIONS, AMENDMENTS AND WAIVERS. The parties may, by mutual agreement and in no other manner, modify or amend the terms of this Agreement. The failure or delay of any party at any time or times to require the performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant of, or the inaccuracy of any representation or warranty in, this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed o be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any condition, breach or inaccuracy.

         6.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any party without written consent of the other parties, except that the Purchaser may assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates o to any of its lenders as collateral security.

         6.6 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the State of Pennsylvania, without regard to any laws to choice or conflicts of laws.

         6.7 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be adversely affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

         6.8 ATTORNEYS' FEES AND EXPENSES. Subject to the provisions of Section
5.5 of this Agreement, each party shall bear the costs and expenses of its own attorneys, consultants and experts with respect to any litigation or other proceeding arising out of, under or in connection with this Agreement.

         6.9 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained into this Agreement are for the sole benefit of the parties and, in the case of Article 4 hereof, the other Indemnified Parties, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other person.

         6.10 CONSTRUCTION. Nothing in any Schedule to this Agreement shall be deemed adequate to disclose any exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail (and in terms of any liability, quantifies the amount thereof with specificity). Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose any exception to a representation or warranty made herein, unless the representation or warranty has to do with the existence of the document or other item itself. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         6.11 EXPENSES. Except as otherwise provided herein, each of the parties will bear such party's own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         6.12 FURTHER ASSURANCES. From time to time, at any party's request and without further consideration (unless the requesting party is entitled to indemnity therefor as provided herein), the other parties will execute and deliver to the requesting party such documents and take such other action as such party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

         6.13 KNOWLEDGE. Whenever the term "to the best of the knowledge" of a party is used, such term shall mean that the officers of the Seller and the Seller Shareholders, or the officers of the Purchaser, as the case may be, have conducted a reasonable investigation to determine the existence or absence of the facts represented or warranted.

         IN WITNESS WHEROF, the parties have executed this Agreement under seal as of the date first above written.

                                     SELLER:

                                     Eldredge Wastewater Management, Inc.


Address:                             By: /s/ Curtis Eldredge
        -------------------------       -------------------------------------
                                     Name:
        -------------------------         -----------------------------------
                                     Title:
        -------------------------          ----------------------------------


                                           [CORPORATE SEAL]


                                     SELLER SHAREHOLDERS:


Address:                             /s/ Robert Eldredge                (SEAL)
        --------------------------   -----------------------------------
                                     Robert Eldredge
        --------------------------

Address:                             /s/ Curtis Eldredge                (SEAL)
        --------------------------   -----------------------------------
                                     Curtis Eldredge
        --------------------------


Address:                             /s/ John Eldredge                  (SEAL)
        --------------------------   -----------------------------------
                                     John Eldredge
        --------------------------


                                     PURCHASER:

                                     SanTi Group of Pennsylvania, Inc.


Address:  7200 Bishop Road           By:  /s/ Daryl Griswold
          Austell, GA  30168            ---------------------------------
                                     Name:
                                          -------------------------------
                                     Title:
                                           ------------------------------

                                                  [CORPORATE SEAL]